SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): December 1, 2006

CELL THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-12465	91-1533912
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

(Address of principal executive offices)

Registrant’s telephone number, including area code: (206) 282-7100

Not applicable

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Election of Directors

On December 1, 2006, the Board of Directors (the “Board”) of Cell Therapeutics, Inc. (the “Corporation”) elected Mr. Frederick W. Telling, Ph.D. to serve as a Class I director for a term expiring at the 2007 Annual Meeting of Shareholders. Dr. Telling was unanimously elected by the Board following a recommendation from the Corporation’s Nominating and Governance Committee. The Board also appointed Dr. Telling to serve on the Board’s Compensation Committee.

In connection with his election to the Board and pursuant to the Corporation’s 2003 Equity Incentive Plan, as amended and as currently in effect, Dr. Telling was granted a restricted stock award of 2,500 restricted shares of the Corporation’s common stock, to vest in full after one year, and fully vested options to purchase up to 15,000 shares of the Corporation’s common stock at an exercise price of $1.77 per share. Pursuant to the Corporation’s compensation arrangements for non-employee directors, Dr. Telling will also receive an annual cash retainer of $25,000 and certain other fees for attending meetings of the Board and its committees.

The Corporation is not aware of any arrangement or understanding between Dr. Telling and any other persons pursuant to which Dr. Telling was selected as a director, nor is it aware of any information with respect to Dr. Telling required to be disclosed by Item 404(a) of Regulation S-K.

On November 29, 2006, the Corporation issued a press release related to the matters described herein. The press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are attached with this report on Form 8-K:

99.1	Press Release dated November 29, 2006 of Cell Therapeutics, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELL THERAPEUTICS, INC.

Date: December 7, 2006	By:	/s/ Louis A. Bianco
Louis A. Bianco, M.D.
Executive Vice President, Finance & Administration

EXHIBIT INDEX

Exhibit Number
99.1	Press Release dated November 29, 2006 of Cell Therapeutics, Inc.